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                                                                    EXHIBIT G-15


                              AGREEMENT CONCERNING
                      REMAINING CREDIT SUPPORT ARRANGEMENTS

      THIS AGREEMENT CONCERNING REMAINING CREDIT SUPPORT ARRANGEMENTS (the "Agreement"), is entered into as of June __, 2002 (the "Effective Date"), by and between Reliant Energy, Incorporated, a Texas corporation ("REI"), and Reliant Resources, Inc., a Delaware corporation ("Resources"), as an Ancillary Agreement pursuant to that certain Master Separation Agreement (the "Master Separation Agreement") between REI and Resources, dated as of December 31, 2000. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Master Separation Agreement.

      WHEREAS, the Board of Directors of REI has determined that it is in the best interests of REI and its shareholders to separate REI's existing businesses into two independent business groups;

      WHEREAS, in order to effectuate the foregoing, REI and Resources have entered into the Master Separation Agreement, which provides for, among other things, the assumption by Resources of the Resources Liabilities, and the execution and delivery of certain other agreements in order to facilitate and provide for the separation of the Resources Group from the REI Group;

      WHEREAS, Section 10.10 of the Master Separation Agreement requires REI and each Subsidiary of REI to maintain in full force and effect, but only until the Distribution Date, each guarantee, letter of credit, keepwell or support agreement or other credit support document, instrument or other similar arrangement issued for the benefit of any Person in the Resources Group by or on behalf of REI or a Person in the REI Group that is outstanding as of the Separation Date (the "Credit Support Arrangements");

      WHEREAS, Section 10.10 of the Master Separation Agreement further provides that Resources shall pay or cause the Person in the Resources Group for whose benefit the Credit Support Arrangement is provided to pay, the underlying obligation as and when the same shall become due and payable, to the end that neither REI nor any Subsidiary of REI shall be required to make any payment by reason of any Credit Support Arrangement and that all Credit Support Arrangements shall be deemed Resources Liabilities, and Section 3.2 of the Master Separation Agreement provides that Resources and the Appropriate Member of the Resources Group shall indemnify the REI Indemnitees against, among other things, any Resources Liability;

      WHEREAS, notwithstanding Resources' efforts to attempt to obtain releases for and otherwise replace the Credit Support Arrangements prior to the Distribution Date, certain Credit Support Arrangements might still remain or be discovered after the Distribution Date (the "Remaining Credit Support Arrangements");

      WHEREAS, REI and Resources are entering into this Agreement to provide for the securing of Resources' indemnities with regard to the Remaining Credit Support

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Arrangements and the administration of any claims against the REI Indemnitees with regard to the Remaining Credit Support Arrangements.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

1. RELEASE OF REMAINING CREDIT SUPPORT ARRANGEMENTS. Commencing on the Effective Date and at all times thereafter, Resources, at its sole expense, shall continue its efforts pursuant to Section 10.10 of the Master Separation Agreement, after becoming aware or being notified by REI, to obtain the release of REI and/or the applicable REI Subsidiary or Subsidiaries (collectively, the "Applicable REI Party") from all Remaining Credit Support Arrangements.

2. KNOWN REMAINING CREDIT SUPPORT ARRANGEMENTS AT DISTRIBUTION DATE. On the Distribution Date, Resources shall provide REI with the certificate of an officer of Resources stating that, to the best of Resources' knowledge after due investigation, there are no Remaining Credit Support Arrangements, except for those Remaining Credit Support Arrangements that are specifically identified in such certificate. On the Distribution Date, Resources shall provide to the Applicable REI Party at Resources option a letter or letters of credit, cash deposit or treasury bonds (each of the foregoing items being referred to as "Collateral") with respect to each such Remaining Credit Support Arrangement so identified in such certificate, in accordance with the provisions of Section 5 hereof.

3. REMAINING CREDIT SUPPORT ARRANGEMENTS DISCOVERED AFTER DISTRIBUTION DATE. In the event that, after the Distribution Date, either party becomes aware of a Remaining Credit Support Arrangement not previously known, the discovering party shall promptly notify the other party, and Resources upon such notice shall continue its efforts pursuant to Section 10.10 of the Master Separation Agreement to obtain the release or termination of such Remaining Credit Support Arrangement. If such release or termination is not obtained within fifteen days after receipt of the notice referred to in the previous sentence, Resources shall provide to the Applicable REI Party Collateral in accordance with the provisions of Section 5 hereof.

4. THIRD PARTY CLAIMS. Third Party Claims with regard to any Credit Support Arrangements, including any Credit Support Arrangement believed to have been previously terminated or released, shall be administered in accordance with the provisions of the Master Separation Agreement.

5.    COLLATERAL.

      (a) Where Resources is required to provide Collateral pursuant to this Agreement, such Collateral shall be held by the Applicable REI Party and be in an amount equal to the maximum potential liability the Applicable

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            REI Party has under the applicable Remaining Credit Support
            Arrangement, provided in the event that Resources elects to provide Collateral in the form of treasury bonds or in cases where the maximum potential liability is denominated in a currency other than U.S. Dollars, the Collateral shall be in an amount reasonably acceptable to REI in excess of the maximum potential liability. In cases where the Remaining Credit Support Arrangement provides for a maximum limit for the Applicable REI Party's liability and there is an open transaction secured by such Remaining Credit Support Arrangement, the Applicable REI Party's maximum potential liability shall be deemed to be such maximum limit. In cases where the Remaining Credit Support Arrangement does not provide for such maximum limit and there is an open transaction secured by such Remaining Credit Support Arrangement, the Applicable REI Party's maximum potential liability shall be deemed to be the reasonably anticipated exposure of the Applicable REI Party at the time Resources is required to provide the Collateral; provided that the amount of the Collateral shall be reviewed from time to time and any excess will be returned to, and any shortfalls will be replenished by, Resources within three business days of notice of such excess or shortfall. In cases where there is no open transaction secured by the Remaining Credit Support Arrangement (regardless of whether or not such Remaining Credit Support Arrangement provides for a maximum limit for liability of the Applicable REI Party) Resources shall not be required to provide Collateral if Resources provides an officer's certificate to the foregoing fact, together with its written undertaking to take no action, including engaging in further transactions with the beneficiary of the applicable Remaining Credit Support Arrangement, that could increase the Applicable REI Party's exposure under such Remaining Credit Support Arrangement.

      (b) Where Resources is required to provide Collateral pursuant to this Agreement and chooses to provide a letter of credit, such letter of credit shall be issued for the benefit of the Applicable REI Party at Resources' sole expense by a financial institution reasonably acceptable, and in a form reasonably satisfactory, to REI. Resources shall maintain such letter of credit in full force and effect for so long as the Applicable REI Party remains subject to any potential liability under such Remaining Credit Support Arrangement; provided that such letter of credit may be for a term as short as 90 days with provisions allowing for draw if the letter of credit has not been renewed 10 days prior to its stated expiration. The form of letter of credit will contain the following drawing conditions:
            "[Beneficiary] has complied with the provisions of Section 3.5 of the Master Separation Agreement, has suffered a loss of $_____ due to liability of Beneficiary under [describe Remaining Credit Support Arrangement] and such loss has not been reimbursed by Resources after demand under the Master Separation Agreement."

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6.    AMENDMENTS. This Agreement shall not be supplemented, amended or modified in any manner whatsoever (including by course of dealing or performance or usage of trade) except in writing signed by the parties.

7. RESOLUTION OF DISPUTES. If a dispute, claim or controversy results from or arises out of or in connection with this Agreement, the parties agree to use the procedures set forth in Article IX of the Master Separation Agreement, in lieu of other available remedies, to resolve the same.

8. SUCCESSORS AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party shall assign this Agreement or any rights herein without the prior written consent of the other party, which may be withheld for any or no reason.

9. NOTICES. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed to the attention of the addressee's General Counsel with a copy to the addressee's Treasurer at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified in writing.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

11. TIME OF ESSENCE. In all instances where either party is required hereunder to pay any sum or do any act a particular time or within any indicated period, it is understood that time is of the essence.

12. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted.

13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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14.   RIGHTS OF THE PARTIES. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity, other than the parties and to the extent provided herein their respective Subsidiaries, any rights or remedies under or by reason of this Agreement or any transaction contemplated thereby.

15. RESERVATION OF RIGHTS. The waiver by either party of any of its rights or remedies afforded hereunder or at law is without prejudice and shall not operate to waive any other rights or remedies which that party shall have available to it, nor shall such waiver operate to waive the party's rights to any remedies due to a future breach, whether of a similar or different nature. The failure or delay of a party in exercising any rights granted to it hereunder shall not constitute a waiver of any such right and that party may exercise that right at any time. Any single or partial exercise of any particular right by a party shall not exhaust the same or constitute a waiver of any other right.

16. ENTIRE AGREEMENT. All understandings, representations, warranties and agreements, if any, heretofore existing between the parties regarding the subject matter hereof are merged into this Agreement and the applicable provisions of the Master Separation Agreement, which fully and completely express the agreement of the parties with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement Concerning Remaining Credit Support Arrangements as of the date first above written.


                                        RELIANT ENERGY, INCORPORATED


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        RELIANT RESOURCES, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

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